PLAYERS INTERNATIONAL, INC.
                        1300 ATLANTIC AVENUE, SUITE 800
                        ATLANTIC CITY, NEW JERSEY 08401

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

                 TO BE HELD ON NOVEMBER 12, 1998 AT 10:00 A.M.
                         AT THE RIVERPORT CASINO CENTER
                            777 CASINO CENTER DRIVE
                           MARYLAND HEIGHTS, MISSOURI
                            ------------------------

     The Annual Meeting of Stockholders (the "Meeting") of Players International, Inc.(the "Company") will be held on Thursday, November 12,1998, at the Riverport Casino Center, 777 Casino Center Drive, Maryland Heights, Missouri to:

     1. Elect nine directors to hold office as specified in the proxy statement;

     2.  Amend the Company's Amended and Restated 1993 Stock Incentive Plan;and

     3.  Transact such business as may be properly brought before the Meeting.

     The close of business on Tuesday, September 15, 1998, has been fixed as the record date for the Meeting. Only stockholders of record as of the close of business on such date will be entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting.

     You are cordially invited to attend the Meeting. If you do not expect to attend the Meeting in person, please mark, sign and date the enclosed proxy and mail it promptly to the Secretary in the enclosed envelope. The return of the enclosed proxy will not affect your right to vote in person if you do attend the Meeting.

                                         Peter J. Aranow
                                         Secretary

Dated: September 21, 1998



                          PLAYERS INTERNATIONAL, INC.
                        1300 ATLANTIC AVENUE, SUITE 800
                        ATLANTIC CITY, NEW JERSEY 08401

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                  ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                          THURSDAY, NOVEMBER 12, 1998

                            ------------------------

                                    GENERAL

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Players International, Inc. (the "Company") for use at the Company's Annual Meeting of Stockholders (the "Meeting") to be held on Thursday, November 12, 1998 at 10:00 a.m. at the Riverport Casino Center, 777 Casino Center Drive, Maryland Heights, Missouri, for the purposes set forth in the foregoing notice. This proxy statement, the foregoing notice and the enclosed proxy are being sent to stockholders commencing on or about September 21, 1998.

     The Board of Directors does not intend to bring any matters before the Meeting except those indicated in this notice and does not know of any matter that anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

     If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted "FOR" the nominees of the Board of Directors in the election of directors, and "FOR" the amendment of the Company's Amended and Restated 1993 Stock Incentive Plan (the "Plan"). See "Amendment of the 1993 Stock Incentive Plan."

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

                       OUTSTANDING SHARES, VOTING RIGHTS
                      AND STOCKHOLDINGS OF CERTAIN PERSONS

     At the close of business on Tuesday, September 15, 1998, the record date fixed for the determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding 32,613,837 shares of the Company's common stock, par value $.005 per share (the "Common Stock"), the only class of voting securities outstanding. Only the record holders of such Common Stock as of the close of business on Tuesday, September 15, 1998, will be entitled to vote at the Meeting. The presence at the Meeting, in person or by proxy, of stockholders entitled to cast a majority of the votes that all stockholders are entitled to cast will constitute a quorum. Shares presented at the Meeting in person or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Accordingly, abstentions on a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. It is not expected that broker non-votes (i.e., shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote) will be cast at the Meeting, since brokers will have discretionary authority to vote on both proposals referenced above at the Meeting. Directors will be elected by a plurality of the votes cast and, therefore, abstentions will have no impact on such vote. The proposal to approve the amendment to the Plan requires the affirmative vote of a majority of the votes cast on the issue and therefore abstentions will have the effect of a vote against the proposal. Each share of Common Stock is entitled to one vote, without cumulation, on each matter to be voted upon at the Meeting.
All information concerning Common Stock presented herein reflects the effects of a three-for-two Common Stock paid to stockholders of record as of May 8, 1995.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the close of business on September 15, 1998, certain information with respect to the beneficial ownership of Common
Stock: (i) by each director and executive officer of the Company; (ii) by all executive officers and directors, as a group; and (iii) by each stockholder who was known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), of more than 5% of the Common Stock. As noted below, certain ownership information is presented as of December 31, 1997, the last date for reporting significant ownership positions by certain institutions under Securities and Exchange Commission ("SEC") rules. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated.


                                            NUMBER OF SHARES
                                              BENEFICIALLY     PERCENT OF CLASS
NAME OF BENEFICIAL OWNER(1)                       OWNED       BENEFICIALLY OWNED
-----------------------------------------------------------------------------
The Griffin Group, Inc..................        4,367,350(2)           13.39%
Howard Goldberg.........................          989,330(3)            2.98%
John Groom..............................          256,500(4)              *
Lawrence Cohen..........................          248,600(5)              *
Marshall S. Geller......................          211,627(6)              *
Lee Seidler.............................          195,250(7)              *
Peter J. Aranow.........................           87,500(8)              *
Charles M. Masson.......................           27,500(9)              *
Earl E. Webb............................           27,500(9)              *
Vincent Naimoli........ ................           24,500(10)             *
Alan Buggy..............................           22,500(10)             *
Patrick Madamba, Jr.....................           16,500(11)             *
All directors and executive officers as
  a group (11)..........................        2,107,307               6.22%
Legg Mason, Inc............  ...........        2,485,000(12)           7.62%
Dimensional Fund Advisors, Inc..........        2,029,400(13)           6.22%


------------------

* Less than 1%.

  (1) The address of The Griffin Group, Inc. ("Griffin Group") is 780 Third Avenue, Suite 1801, New York, New York 10017. The address for Legg Mason is 100 Light Street, Baltimore, Maryland 21202. The address for Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The address for all other persons is c/o Players International, Inc., 1300 Atlantic Avenue, Suite 800, Atlantic City, New Jersey 08401.

  (2) Based upon information contained in Amendment No. 4 to Schedule 13D, dated September 9, 1998, as filed with the SEC. The holdings do not include the holdings of Lawrence Cohen, President and Chief Executive Officer of The Griffin Group.

  (3) Includes 18,400 shares held in trust and in the name of Mr. Goldberg's family members and 623,750 shares that are subject to options that are exercisable within 60 days of September 15, 1998 ("currently exercisable").

  (4) Includes 115,000 shares that are subject to currently exercisable options and 126,500 shares in which Mr. Groom has shared voting and investment power.

  (5) Includes 27,500 shares that are subject to currently exercisable options.

  (6) Includes 146,627 shares that are subject to currently exercisable options.

  (7) Includes 151,250 shares that are subject to currently exercisable options.

  (8) Includes 72,500 shares that are subject to currently exercisable options.

  (9) Includes 27,500 shares that are subject to currently exercisable options.

 (10) Includes 22,500 shares that are subject to currently exercisable options.

 (11) Includes 16,500 shares that are subject to currently exercisable options.

 (12) Reflects holdings as of December 31, 1997 reported in Schedule 13G filed with the SEC. The shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Advisor, Inc. having power to dispose thereof.

 (13) Reflects holdings as of December 31, 1997 reported in Schedule 13G filed with the SEC. All securities reported are owned by advisory clients of Dimensional Fund Advisors, Inc. Dimensional Fund Advisors, Inc. disclaim beneficial ownership of all such securities. The total amount beneficially owned includes 2,029,400 shares subject to sole dispositive power and 1,330,050 shares subject to sole voting power. Persons who are officers of Dimensional Fund Advisors, Inc. also serve as officers of DFA Investment Dimension Group, Inc. (the "Fund") and the DFA Investment Trust Company (the "Trust"), each an open-end management investment company registered under the Investment Company Act of 1940. In their capacities as officers of the Fund and the Trust, those persons vote 222,900 additional shares which are owned by the Fund and 476,250 shares which are owned by the Trust (included in beneficial shares owned).

                              ELECTION OF DIRECTORS

     At the Meeting, the stockholders will elect nine (9) directors to hold office, subject to the provisions of the Company's by-laws, until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. Unless contrary instructions are given, the shares represented by the enclosed proxy will be voted "FOR" the election of the nominees set forth below. Proxies cannot be voted for a greater number of directors than the number of nominees named. Stockholders are not entitled to vote cumulatively in electing directors.

     Each nominee has consented to being named in the proxy statement and to serve if elected. However, if any nominee at the time of his election is unable or unwilling to serve or is otherwise unavailable for election, and as a result another nominee is designated by the Board of Directors, the persons named in the enclosed proxy, or their substitutes, will have discretion and authority to vote or refrain from voting for such nominee in accordance with their judgment.

     Each Company director may be required to be licensed or qualified to serve as a director of the Company by the gaming regulatory authorities in the jurisdictions in which the Company does business. All nominees, except Messrs. Groom, Naimoli and Buggy have already met these requirements with respect to the Company. Messrs. Groom and Naimoli have been licensed or otherwise approved to be involved in gaming companies by regulators in one or more jurisdictions. In the event that any regulatory authority having jurisdiction over the Company finds a director unsuitable for directorship, the director shall become ineligible to serve on the Board of Directors and a majority of the remaining directors may appoint a qualified replacement to serve as a director.

     The nominees for election as directors, together with certain information about them, are as follows:



                                 PRESENT POSITION        DIRECTOR
NAME                              WITH THE COMPANY        SINCE        AGE
-----------------------------------------------------------------------------

Howard Goldberg...............  Acting Chairman of Board     1986       53
                                and Chief Executive Officer
John Groom....................  Executive Vice President,    1997       53
                                Chief Operating
                                Officer and Director
Marshall S. Geller(1).........  Director                     1989       59
Lee Seidler(2)................  Director                     1987       63
Charles Masson................  Director                     1996       45
Earl Webb(1)..................  Director                     1996       42
Lawrence Cohen(1)(2)..........  Director                     1996       40
Vincent J. Naimoli(2).........  Director                     1997       61
Alan R. Buggy.................  Director                     1997       50


------------------
 (1) Member of the Compensation Committee, of which Mr. Webb is Chairman.
 (2) Member of the Audit Committee, of which Mr. Seidler is Chairman.

     HOWARD GOLDBERG became President and Chief Operating Officer of the Company in May, 1993, and then became Chief Executive Officer in December, 1995. Upon the resignation of Mr. Edward Fishman on September 1, 1998, Mr. Goldberg became acting Chairman of the Board of Directors of the Company. Prior to joining the Company as an officer, Mr. Goldberg was a director, and was the managing shareholder practicing law in the Atlantic City, New Jersey law firm of Horn, Goldberg, Gorny, Plackter, Weiss & Perskie, P.C. ("Horn, Goldberg"), which has represented the Company since its inception. Since the advent of casino gaming in Atlantic City, Mr. Goldberg specialized in representing casinos in New Jersey and other jurisdictions for development and regulatory matters. Mr. Goldberg's name remains a part of the firm name of Horn, Goldberg, but he does not currently engage in any firm related activities or matters. The amount of any payments due him from the firm is not affected by or dependent upon fees paid by the Company to Horn, Goldberg. Mr. Goldberg currently serves as a director of iMall, Inc.

     JOHN GROOM joined the Company as Executive Vice President, Operations in January, 1996, and became Chief Operating Officer of the Company in September, 1996. From 1979 until 1995, Mr. Groom served in various executive management positions within the Caesars organization at Caesars Atlantic City and Caesars Palace Las Vegas.

     MARSHALL S. GELLER is the Chairman and Chief Executive Officer of Geller & Friend Capital, a merchant banking investment company. He was formerly interim President and Chief Operating Officer of the Company from November, 1992, through April, 1993. From 1991 through 1995, Mr. Geller was the Senior Managing Partner and founder of Golenberg & Geller, Inc., a merchant banking investment company. Mr. Geller served as Vice Chairman of Gruntal & Co. Inc., an investment banking firm, from 1988 to 1990. From 1967 until 1988, he was a Senior Managing Director of Bear Stearns & Co. Inc., an investment banking firm ("Bear Stearns"). He is currently a director, and was formerly the interim Co-Chairman, of Hexcel Corporation. Mr. Geller is a director of Value Vision International, Inc. and serves as Chairman of its Investment Committee. He also serves on the Boards of Ballantyne of Omaha, Inc., iMall, Inc., DataLink Systems Corporation, Cabletel Communications Corporation and Stroud's, Inc.

     LEE SEIDLER is a private investor. He is affiliated with Bear Stearns as Managing Director Emeritus. From 1981 to 1989, he was a Senior Managing Director of Bear Stearns. He is a director of Synthetic Industries, Inc., The Shubert Organization, Inc. and The Shubert Foundation. Mr. Seidler was a Professor of Accounting and Price Waterhouse Professor of Auditing at New York University from 1965 to 1985.

     CHARLES M. MASSON is an independent consultant and has been President of McCloud Partners, a private advisory firm in New York City since 1993. He served as the Chairman of the Board of Directors of Cadillac Fairview Corporation Limited, a real estate management and development company from September, 1994 through August, 1995, as a director of Salomon Brothers Inc. from 1991 through May, 1993, and as Vice President of Salomon Brothers Inc. from 1990 through 1993. Mr. Masson served as a director of Griffin Gaming & Entertainment, Inc. ("GG&E") (formerly Resorts International, Inc.) from November, 1993 until December, 1996. Mr. Masson served as a director of Color Tile, Inc. from August, 1996 until July, 1997. He currently serves on the Board of Directors of Maidenform, Inc.

     EARL E. WEBB is a Managing Director and serves as the head of LaSalle Partners Incorporated's Investment Banking Group, which provides real estate acquisition, disposition and financing services to clients that include domestic and foreign corporations, pension funds, developers and financial institutions. He serves on the Board of Directors of LaSalle Partners Incorporated and as a member of its Management Committee.

     LAWRENCE COHEN has served as President and Chief Executive Officer of The Griffin Group since July 1, 1997. From 1988 to June, 1997, he served as Executive Vice President and Chief Financial Officer of The Griffin Group. From 1986 to 1988, he was Assistant Corporate Controller of Columbia Pictures Entertainment, Inc. Prior to 1986, Mr. Cohen was with the accounting firm of Paneth, Haber & Zimmerman. He also served as a director of Resorts International Hotel, Inc. from 1994 to December, 1996. From 1994 until July, 1996, Mr. Cohen served as a director of Liberty Broadcasting, Inc., a privately held broadcasting company.

     VINCENT J. NAIMOLI has served as Chairman, President and Chief Executive Officer of Anchor Industries International, Inc., a multi-industry, operating, holding and financial services company since 1989 and as the Managing General Partner and Chief Executive Officer of the Tampa Bay Devil Rays since 1995. Mr. Naimoli served as a director of GG&E from May, 1994 to December, 1996, as Chairman, President and Chief Executive Officer of Doehler-Jarvis, Inc., a designer and manufacturer of precision aluminum castings, from 1991 to 1995, as Chairman, President and Chief Executive Officer of Harvard Industries, Inc., an automotive components company, from 1993 to 1997, and as Chairman, President and Chief Executive Officer of Ladish Company, Inc., a manufacturer of forged titanium and other metal components, from 1993 to 1995. He serves on the Board of Directors of Florida Progress Corporation and Russell-Stanley Corporation.

     ALAN R. BUGGY has served as the President and Chief Executive Officer of The Chalfont Group, an investment company, since 1997. From 1994 to 1997, Mr. Buggy served as Managing Director of Price Waterhouse. From 1990 to 1993, Mr. Buggy served as Executive Chairman of ITC Entertainment Group. Mr. Buggy also served as Managing Director of Samuel Montagu, Inc., a merchant banking firm, from 1983 to 1990. From 1982 to 1983, he served as Senior Vice President of American Scandinavian Bank, managing the corporate finance and treasury divisions.

     Howard Goldberg and Lee Seidler are brothers-in-law.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors has permanent Audit and Compensation Committees. The membership and chairmanship of each of these Committees are determined from time to time by the Board of Directors. However, only directors who are not employed by the Company ("Non-employee Directors") may serve on the Audit Committee and the Compensation Committee.

     The Audit Committee held five meetings during the fiscal year ended March 31, 1998 ("Fiscal 1998") and the Compensation Committee held three meetings during Fiscal 1998. During the course of Fiscal 1998, the members of both Committees also held informal discussions about Committee business.

     The Audit Committee's functions include the following: providing an avenue of communication among the Company's independent accountants, its management and the Board of Directors; recommending independent accountants and approving their compensation and services; considering the audit scope and plan; reviewing with management and the independent accountants the annual financial statements and matters relating to the audit; reviewing other matters relating to the Company's auditing procedures, and reviewing the adequacy of various internal controls and procedures. The Company's Internal Audit Department reports directly to the Audit Committee. The Audit Committee continually reviews the plans, scope and work of the Internal Audit Department.

     The Compensation Committee's functions include the following: making recommendations regarding all forms of compensation to be paid to the executive officers; establishing goals for executive compensation policies and monitoring the extent to which performance by executive officers fulfills such goals; and administering the Company's various stock option and stock incentive plans, including the determination of awards to be made under such plans.

     The Board of Directors does not have a standing Nominating Committee. The functions of a nominating committee are carried out by the Board of Directors as a whole.

     The Company's Board of Directors met nine times during Fiscal 1998, including telephonic meetings. No member of the Board of Directors participated in fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which such director served.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth, for the Company's last three fiscal years, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Howard Goldberg, the Company's Chief Executive Officer and to each of the Company's other most highly compensated executive officers as of March 31, 1998 (collectively, the "Named Executives"):


                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                  COMPENSATION


                                             FISCAL YEAR  ANNUAL COMPENSATION    SECURITIES
NAME AND                                       ENDING     --------------------   UNDERLYING      ALL OTHER
PRINCIPAL POSITION                            MARCH 31,    SALARY      BONUS     OPTIONS/SARS   COMPENSATION
------------------------------------------- ------------- ---------  ---------  -------------  -------------
Howard Goldberg                                  1998     $ 462,500  $ 476,250     230,000(1)           --
 President, Chief Executive Officer              1997     $ 475,000         --     600,000(2)           --
 and Director                                    1996     $ 500,000         --          --              --

Peter J. Aranow                                  1998     $ 262,500  $ 150,000      40,000(1)           --
  Executive Vice President -- Finance            1997     $ 300,000         --     150,000(3)           --
    and Chief Financial Officer                  1996     $ 350,000         --      25,000(4)           --

John Groom                                       1998     $ 315,000  $ 300,000     140,000(1)           --
  Chief Operating Officer and                    1997     $ 300,000         --     100,000(5)           --
    Director                                     1996     $  54,918(6)      --     100,000(6)           --

Patrick Madamba, Jr.                             1998     $ 156,250  $ 110,000      30,000(1)           --
  Vice President and General Counsel             1997     $ 139,829         --      15,000(7)           --
                                                 1996     $ 127,356  $  25,000       7,500(8)           --

------------------
(1) Relates to options granted on November 19, 1997, with an exercise price of $3.125 per share. The options vest 25% on the date of the grant and on each of the first through third anniversaries of the date of the grant.
(2) Includes 375,000 shares subject to options granted on September 19, 1996, with an exercise price of $7.70 per share which vests 100% on date of issuance and 225,000 shares subject to options granted on September 19, 1996, with an exercise price of $8.47 which vests 20% on date of the grant and on each of the first through fourth anniversaries of the date of grant.
(3) Includes 50,000 shares subject to options and 100,000 Stock Appreciation Rights ("SARs") granted on September 19, 1996, with an exercise price of $7.70 per share. The options vest 20% on the date of the grant and on each of the first through fourth anniversaries of the date of the grant. The SARs vest upon a change of control.
(4) Includes 25,000 shares subject to options granted on November 17, 1995, with an exercise price of $13.56 per share. The options vest 20% on each of the first through fifth anniversaries of the date of the grant.
(5) Includes 100,000 shares subject to options granted on September 19, 1996, with an exercise price of $7.00 per share. The options vest 20% on each of the first through fifth anniversaries of the date of the grant.
(6) Represents fiscal year compensation following January 25, 1996 for John Groom, the date when he became an employee of the Company. Includes 100,000 shares subject to options granted on January 24, 1996, with an exercise price of $9.25 per share. The options vest 20% on each of the first through fifth anniversaries of the date of the grant.
(7) Includes 15,000 shares subject to options granted on September 19, 1996, with an exercise price of $7.70 per share. The options vest 20% on date of the grant and on each of the first through fourth anniversaries of the date of grant.
(8) Includes 7,500 shares subject to options granted on November 17, 1995, with an exercise price of $13.56 per share. The options vest 20% on each of the first through fifth anniversaries of the date of the grant.

     No other annual compensation or long-term incentive plan payouts were paid during the fiscal year ending March 31, 1998.

STOCK OPTION GRANTS

     The following table relates to options granted to the Named Executives during the fiscal year ended March 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL

                                                                                           REALIZABLE VALUE
                                                                                          AT ASSUMED ANNUAL
                                               INDIVIDUAL GRANTS                               RATES OF
                          ------------------------------------------------------------       STOCK PRICE
                                        % OF TOTAL OPTIONS                                 APPRECIATION FOR
                                            GRANTED TO         EXERCISE                      OPTION TERMS
                            OPTIONS        EMPLOYEES IN          PRICE     EXPIRATION   ----------------------
          NAME            GRANTED(1)        FISCAL YEAR        PER SHARE      DATE         5%          10%
------------------------  -----------  ---------------------  -----------  -----------  ---------  -----------

Howard Goldberg.........     230,000             36.28         $    3.13     11/19/07   $ 452,018  $ 1,145,502
Peter J. Aranow.........      40,000              6.31         $    3.13     11/19/07   $  78,612  $   199,218
John Groom..............     140,000             22.08         $    3.13     11/19/07   $ 275,141  $   697,262
Patrick Madamba, Jr.....      30,000              4.73         $    3.13     11/19/07   $  58,959  $   149,413

------------------
(1) The options in this table were granted in fiscal year 1998 and have an exercise price equal to the fair market value of the Company's common stock on the date of grant.

STOCK OPTION EXERCISES

     The following table relates to options exercised during the fiscal year ended March 31, 1998 and options outstanding at year end.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                              NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                                                    OPTIONS AT            IN-THE-MONEY OPTIONS
                                    SHARES                        MARCH 31, 1998          AT MARCH 31, 1998(1)
                                  ACQUIRED ON     VALUE     --------------------------  -------------------------
              NAME                 EXERCISE     REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------  -----------  -----------  -----------  -------------  -----------  ------------

Howard Goldberg.................          --            --     578,750       307,500     $ 104,248    $  312,743
Peter J. Aranow.................          --            --     175,000       175,000     $  18,130    $   54,390
John Groom......................          --            --      95,000       245,000     $  63,455    $  190,365
Patrick Madamba, Jr.............          --            --      13,500        31,500     $  13,598    $   40,793

------------------
(1) Based upon the aggregate sum of the positive difference between the Nasdaq National Market closing quotation for the Common Stock on March 31, 1998 and the exercise price for each option.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

     The Company has entered into employment agreements with three executives, Howard A. Goldberg, Peter J. Aranow and Patrick Madamba, Jr. ("Employment Agreements"). The Company has entered into a change of control agreement with John Groom.

     Employment Agreements for Howard A. Goldberg and Peter J. Aranow.  Howard
A. Goldberg and Peter J. Aranow are parties to Employment Agreements with the Company that currently extend to September 30, 1999, for Mr. Goldberg, and January 1, 1999, for Mr. Aranow. During the terms of the respective Employment Agreements, Mr. Goldberg will serve as Chief Executive Officer of the Company, and Mr. Aranow will serve as Executive Vice President-Finance and Treasurer of the Company. Mr. Goldberg's base compensation will be not less than $450,000 per year. Mr. Aranow's base compensation will be not less than $250,000 per year. The Board may grant discretionary bonuses and stock-based compensation. The executives, their spouses and dependents will be provided with welfare and retirement benefit coverages pursuant to the Employment Agreements.

     If the Company terminates an executive's employment without cause, for a reason other than death or disability, or in the event of constructive termination, the executive will be entitled to receive severance compensation upon his execution of a release of the Company as to all matters arising in connection with his employment and termination. If the Employment Agreement expires at the end of its present term or at the expiration of any renewal and, in the case of Mr. Goldberg, the Company has not given six months prior notice of its intention not to renew, the executive will receive severance compensation upon execution of a release of the Company. The severance compensation payable upon expiration of Mr. Goldberg's Employment Agreement will consist of continued base compensation for a period of six months less the number of months of non-renewal notice provided by the Company. The severance compensation payable upon the expiration of Mr. Aranow's Employment Agreement will consist of continued base compensation for a period of six months. The severance compensation payable in the other circumstances described above will consist of continued base compensation and performance bonuses for a period of twelve months following his termination of employment or, if longer, to the end of the term of the Employment Agreement. The executive may elect to have the present value of the base compensation payments paid in a lump sum after his termination of employment. In addition, in general the executive will immediately vest in all stock options previously granted to him and may exercise the options for twelve months, but in no event beyond the expiration of the option term. The executive will continue to participate in the Company's applicable employee benefit programs during the period for which he receives severance compensation (without regard to whether payments are made in a lump sum), unless the Company provides him with a payment equal to the cost of such coverage.

     If a change of control occurs and the Company terminates the executive's employment without cause (including constructive termination), or, in the case of Mr. Goldberg, if the executive terminates employment within 180 days following a change of control because there has been a change of circumstances with the Company that affects his position or responsibilities such that he is no longer able to discharge his duties and responsibilities effectively, the executive will be entitled to receive severance compensation. In addition, if a change of control occurs and the executive's employment is terminated without cause (including constructive termination) within six months before the change of control, the executive will be entitled to receive severance compensation. Severance compensation may also be provided to Mr. Aranow under certain circumstances if a change of control occurs within a specified period after his termination of employment. As severance compensation under this paragraph, the executive will receive a lump sum payment equal to the present value of the base compensation that would be due him for a period of 36 months following his termination of employment, based on his average annual base compensation for the 36-month period preceding his termination, and a lump sum payment equal to the present value of the aggregate performance bonuses that he received for the 36-month period preceding his termination (or, in the case of Mr. Goldberg, if greater, 150% of the largest performance bonus paid to him during the 36-month period). The executive will immediately vest in all stock options previously granted to him and may exercise the options for twelve months following his date of termination, but in no event beyond the expiration of the option term. The executive will continue to participate in the Company's applicable employee benefit programs during the period for which he receives severance compensation (without regard to whether payments are made in a lump sum), unless the Company provides him with a payment equal to the cost of such coverage.

     The benefits provided under the Employment Agreements in the event of a change of control are limited by the Internal Revenue Code parachute provisions. If and to the extent that the benefits to be provided under the Agreements are considered "excess parachute payments" under section 280G of the Internal Revenue Code, the benefits will be reduced to the maximum amount that may be paid under section 280G without resulting in the imposition of penalties on "excess parachute payments."

     For purposes of the Employment Agreements, the occurrence of any of the following events will be considered a change in control: (i) any person (except The Griffin Group, Inc., Company management as of the effective date of the Agreements, the Company or any employee benefit plan of the Company) shall become the beneficial owner of 30% or more of the Company's voting stock;
(ii) consummation by the Company of a merger or similar transaction with respect to which the persons who were the beneficial owners of the Company's voting stock immediately before the transaction do not, following the transaction, beneficially own more than 50% of the then outstanding shares of voting stock in substantially the same proportion as their ownership before the transaction; (iii) a complete liquidation or dissolution of the Company;
(iv) a sale or other disposition of all or substantially all the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 50% of the voting stock is owned beneficially by the persons who were the beneficial owners of the Company's voting stock immediately before such sale or disposition in substantially the same proportion as their ownership before the sale or disposition; (v) individuals who, as of the beginning of any 24-month period, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual who becomes a director after the beginning of such period and whose election or nomination was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened Board election contest; or (vi) a "change in control" (as defined in the form of indenture governing any indebtedness of the Company) shall have occurred.

     If the Company terminates the executive's employment because of the termination of his license to take part in the casino and gaming business in any state in which the Company conducts business, the executive will receive continued base compensation for six months after his termination (or twelve months if the loss of license was not the result of an activity that the executive knew or should have known would result in the loss of his license).

     If the executive dies, his base compensation will continue to be paid for three months following the month of his death. If the executive is disabled, he will be entitled to benefits payable under applicable plans of the Company. In the event of death or disability, the Company will also pay a proportionate portion of any performance bonus for the year in which his death or disability occurs or, if performance results are not available, the applicable portion of the performance bonus paid to the executive for the prior year.

     If the executive voluntarily terminates employment or the Company terminates his employment for cause, the executive will be prohibited from engaging in competition with the Company for one year following such termination. If the executive is terminated on any other basis resulting in payments under the Employment Agreement (without regard to whether the payments are made in a lump sum), the executive will be prohibited from engaging in competition with the Company for a period equal to the payment period.

     Employment Agreement for Patrick Madamba, Jr. Patrick Madamba, Jr. has an Employment Agreement with the Company that extends to January 22, 2000. During the term of the Employment Agreement, Mr. Madamba will serve as Vice President and General Counsel of the Company. Mr. Madamba's base compensation will be not less than $175,000 per year for the period commencing January 1, 1998 through January 22, 2000. The Board may grant discretionary bonuses and stock-based compensation. The executive and his spouse and dependents will be provided with welfare and retirement benefit coverages pursuant to the Employment Agreement.

     If the Company terminates the executive's employment without cause, for a reason other than death or disability, or in the event of constructive termination, the executive will be entitled to receive severance compensation consisting of continued base compensation through the end of the term of the Employment Agreement, payable in a lump sum.

     If a change of control occurs and the Company terminates the executive's employment without cause (including constructive termination) within two years after the change of control or within six months before the change of control, the executive will be entitled to receive severance compensation. As severance compensation, the executive will receive a lump sum payment equal to the present value of the base compensation that would be due him for a period of 36 months following his termination of employment, based on his average annual base compensation for the 36-month period preceding his termination, and a lump sum payment equal to the present value of the aggregate performance bonuses that he received for the 36-month period preceding his termination. The executive will immediately vest in all stock options previously granted to him and may exercise the options for twelve months following his date of termination, but in no event beyond the expiration of the option term. The executive will continue to participate in the Company's applicable employee benefit programs during the period for which he receives severance compensation (without regard to whether payments are made in a lump sum), unless the Company provides him with a payment equal to the cost of such coverage. "Change of control" has the meaning described in the section above entitled "Employment Agreements for Howard A. Goldberg and Peter J. Aranow." The benefits provided under the Employment Agreement in the event of a change of control are limited by the Internal Revenue Code parachute provisions, as described in the section above entitled "Employment Agreements for Howard A. Goldberg and Peter J. Aranow."

     If the executive voluntarily terminates employment with the Company (unless he terminates employment after the expiration of the term of the Employment Agreement because of the Company's failure to renew the Agreement on at least as favorable terms as the current Agreement), or if the Company terminates the executive's employment for cause, the executive is prohibited from engaging in competition with the Company for one year following such termination.

     Change of Control Agreement. The Company has entered into a change of control agreement ("Agreement") with John Groom that will provide severance benefits in the event Mr. Groom's employment is terminated as a result of a change of control of the Company. If the Company terminates Mr. Groom's employment other than for cause within two years after a change of control or within six months before a change in control, or if Mr. Groom terminates employment for good reason within such period, Mr. Groom will be entitled to receive severance benefits. The severance benefits include a lump sum payment equal to the present value of Mr. Groom's base compensation that would be due to him for a period of 36 months following his termination of employment, based on his average annual base compensation for the 36-month period preceding his termination, and a lump sum payment equal to the present value of the aggregate performance bonuses that the executive received for the 36-month period preceding his termination. The executive will immediately vest in all stock options previously granted to him and may exercise the options for twelve months, but in no event beyond the expiration of the option term. In addition, Mr. Groom will continue to participate in the Company's applicable employee benefit programs during the period for which he receives severance benefits, unless the Company provides Mr. Groom with a payment equal to the cost of such coverage. The term "Change of Control" has the meaning described in the section above entitled "Employment Agreements for Howard A. Goldberg and Peter J. Aranow." The benefits under the Agreement are limited, however, by the Internal Revenue Code parachute provisions, as described in the section above entitled "Employment Agreements for Howard A. Goldberg and Peter J. Aranow." The Agreement will continue through December 31, 1999, provided that if a change of control occurs during the term of the Agreement, the Agreement will automatically continue in effect for 24 months after the month in which the change of control occurs.

                            STOCK PERFORMANCE GRAPH

     The following graph and table compare the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the five years ended March 31, 1998 with the cumulative return on the Dow Jones Casinos Index ("DJ Casinos Index") and the Standard & Poor's 500 Stock Index ("S&P 500").

                          TOTAL RETURN TO STOCKHOLDERS
                             (DIVIDENDS REINVESTED)

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              AMONG PLAYERS INTERNATIONAL, INC., THE S&P 500 INDEX,
                       AND THE DOW JONES CASINOS INDEX

                            [ TOTAL RETURN GRAPH ]



    *$100 invested on 3/31/93 in stock or index -- including reinvestment of dividends. Fiscal year ending March 31.

     The following table illustrates various returns for the Company's Common Stock, the S&P 500 and the DJ Casinos Index, assuming $100 was invested in the Company's Common Stock on March 31, 1993 in each of the foregoing indices and assumes the reinvestment of any dividends (no dividends have been paid on the Company's Common Stock).



                                                    3/93       3/94       3/95       3/96       3/97       3/98
                                                  ---------  ---------  ---------  ---------  ---------  ---------

Players International, Inc......................  $     100        182        248        125         64         65
S&P 500.........................................  $     100        101        117        155        186        275
DJ Casinos......................................  $     100        125        143        179        137        154

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     Pursuant to SEC rules, the Compensation Committee of the Board of Directors has prepared the following report for inclusion in this proxy statement addressing the Company's executive compensation policies for Fiscal 1998. Following the Company's Annual Meeting each year, the Board of Directors traditionally holds a reorganizational meeting at which it appoints committee members to serve until the next Annual Meeting. The Compensation Committee is comprised of three non-employee directors of the Company: Earl Webb (Chairman), Lawrence Cohen and Marshall Geller.

COMPENSATION POLICIES

     The Company's compensation structure for its executive officers consists currently of the following major components: base salary, annual performance bonuses and long-term incentive compensation in the form of stock options.

     The Company's compensation policies for its executive officers and other senior managers are intended to further the interests of the Company and its stockholders by encouraging the growth of its business and its earnings on a stable and consistent basis through securing, retaining and motivating management employees of high caliber who possess skills useful to the development and growth of the Company. The Compensation Committee periodically reviews the compensation paid to the Company's executive officers to ensure that the compensation paid continues to further the goals of the Company's compensation policies. The Company also periodically assesses the compensation paid to its executive officers and other senior managers in order to maximize the extent to which compensation may be deducted, for tax purposes, in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended.

     Over the past two years, the Company has shifted its focus from a development oriented company to an operating oriented company. This change in orientation of the Company, the evolution and maturation of the gaming industry from one of rapid growth and expansion to one of more modest growth and intense competition, and other factors resulted in the commencement of a thorough review of the Company's executive compensation policies. The Compensation Committee retained Towers Perrin, a nationally recognized compensation consulting firm, to review the Company's executive compensation policies. Towers Perrin proposed a comprehensive approach to compensating the Company's executives through base salary, annual incentives and long-term incentives. The Towers Perrin approach is intended to be (i) systematic, so that compensation is delivered on a consistent basis, (ii) competitive, so that the Company provides competitive rewards and a mix of pay elements to encourage the retention of key executives, and (iii) aligned with the interests of the stockholders. The Compensation Committee and Board of Directors adopted the Towers Perrin recommendations during Fiscal 1998.

BASE COMPENSATION

     The base compensation paid to the Company's executive officers is influenced significantly by the need to attract and retain management employees with high levels of expertise. The Company competes with other businesses, some with greater resources or in locations perceived to be more desirable for relocation, for the availability and services of a limited pool of experienced and skilled managers. As employment opportunities have increased within the gaming industry, the demand for senior managers has often exceeded the supply of available skilled personnel.

     Towers Perrin presented to the Compensation Committee a competitive analysis that compared the compensation of the Company's executives to that of other executives in the gaming industry. Towers Perrin recommended increases intended to provide base salaries based on a competitive median of the base salaries of other executives in the gaming industry. The Compensation Committee approved increases in the base salaries of the Company's executive officers, based on the recommendation, effective January, 1998.

PERFORMANCE BONUSES

     The Company uses annual performance bonuses to recognize the achievement of certain goals by the Company as a whole and to reward performance by individual executives. Towers Perrin recommended an annual incentive compensation structure that is designed to encourage achievement of key financial and organizational objectives that are aligned with stockholder value. Towers Perrin proposed annual performance bonus levels that are consistent with competitive levels of annual incentives for other executives in the gaming industry. The performance bonuses will be earned based on the Company's achievement of designated annual earnings targets, using a combination of EBITDA (earnings before interest, taxes, depreciation and amortization) and earnings per share, and the executive's achievement of strategic milestones. An executive's achievement of strategic milestones will be evaluated on a discretionary basis by the Compensation Committee. The weighting of each measure varies depending on the scope and responsibility of each executive.

     Towers Perrin recommended target performance bonuses based on target levels of performance by the Company for the year, with achievement of a threshold performance level needed in order for bonuses to be paid and with a maximum level to provide incentives for above-target performance. For Fiscal 1998, the Company's performance exceeded the target performance, and the Compensation Committee awarded bonuses to the executives based on an interpolation between the target and maximum bonus levels recommended by Towers Perrin, and taking into account each executive's achievement of strategic milestones.

STOCK OPTIONS

     The long-term incentive component of the Company's executive compensation package consists of the granting of stock options. Historically, the Company has relied heavily upon the grant of stock options as part of its executive compensation policy. The Company believes that the granting of stock options encourages its executive officers to achieve long-term goals and objectives that are consistent with results that benefit the Company's stockholders. In addition, in view of the entrepreneurial opportunities available to individual executives in the gaming industry, the Company believes that the grant of an equity stake in the Company, in the form of stock options, is important in attracting and retaining key executives. The issuance of stock options has historically been used by the Company as a tool to compete with other gaming companies of greater size and resources for the services of a limited pool of experienced and skilled managers.

     Towers Perrin recommended that the Company continue to use stock options as its long-term incentive vehicle and recommended adoption of grant guidelines based on expected values of long-term incentives granted by competitive companies in the gaming industry. The Black-Scholes option pricing model was used for evaluation purchases. Towers Perrin recommended annual grants of stock options that vest over three years, with 25% vesting on the date of grant. Based on this recommendation, the Compensation Committee granted options to its executives officers as indicated under "Option Grants in Last Fiscal Year."

COMPENSATION AWARDED TO THE CHIEF EXECUTIVE OFFICER

     Howard Goldberg has served as Chief Executive Officer of the Company since December, 1995. In connection with the Company's shift in focus from a development oriented company to an operating oriented company, Mr. Goldberg has been given specific responsibilities with respect to streamlining operations and disposing of unnecessary development-related and under-performing assets. The Company has an Employment Agreement with Mr. Goldberg which establishes a minimum base compensation level of $450,000 per year. See "Employment and Change of Control Agreements." Mr. Goldberg's base compensation was increased to $500,000 on January 1, 1998, based on the Towers Perrin recommendation and review of competitive companies in the gaming industry (see "Base Compensation" above). For Fiscal 1998, Mr. Goldberg received base compensation of $462,500 (which was paid at a base compensation level of $450,000 until it was adjusted as of January 1, 1998). Consistent with the Towers Perrin recommendation, Mr. Goldberg received a bonus in the amount of $476,250 for Fiscal 1998, which was based on the Company's performance above the target levels (based on EBITDA and earnings per share targets) and Mr. Goldberg's achievement of his strategic milestones (see "Performance Bonuses" above). In November, 1997, Mr. Goldberg received options to purchase 230,000 shares, based on the Towers Perrin analysis of the expected values of long-term incentives granted by competitive companies in the gaming industry (see "Stock Options" above).

                           THE COMPENSATION COMMITTEE
                              Earl Webb, Chairman
                              Marshall Geller
                              Lawrence Cohen



                           COMPENSATION OF DIRECTORS

     Each director not employed by the Company ("Non-Employee Director") is paid a retainer at an annual rate of $25,000, payable in quarterly installments. Each Non-Employee Director who is a Chairman of a Board Committee is paid a Chairman's fee at an annual rate of $5,000, also payable in quarterly installments. In addition, directors are paid an attendance fee of $1,000 for actual attendance at Board or Committee meetings and $250 for attendance by telephone at any such meetings. Fees for Committee meetings are limited to one fee per day, in addition to any fee for attendance at a Board meeting on that day. The Company reimburses the directors for reasonable expenses incurred in attending Board or Committee meetings.

     Upon election to the Board, Non-Employee Directors receive an initial stock option grant of 22,500 shares, exercisable at a price equal to the fair market value per share of common stock on the date of grant. Fifty percent (50%) of the initial grant will vest as of the date of the grant with the balance vesting upon the first re-election to the Board after completion of the first full year of service as a director. Subsequent future annual grants ("Future Annual Grant") of 5,000 stock options are granted upon each re-election to the Board. Future Annual Grants are immediately exercisable as of the date of the grant.

                   AMENDMENT OF THE 1993 STOCK INCENTIVE PLAN

     On September 10, 1998, the Board of Directors adopted an amendment to the Amended and Restated 1993 Stock Incentive Plan, subject to shareholder approval, to provide that the maximum number of shares that may be subject to grants made under the Plan to any individual during any year is 350,000 shares. The principal terms of the amended Plan are summarized below.

AMENDED AND RESTATED 1993 STOCK INCENTIVE PLAN

     Background. The Plan is intended to encourage participants to contribute to the long-term growth of the Company and to align their interests with those of the Company's shareholders. The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). All key employees of the Company and non-employee directors are eligible to receive grants under the Plan. The Plan provides for the grant of stock options, stock appreciation rights and stock awards.

     As of September 15, 1998, approximately 37 key employees and seven non-employee directors were eligible to receive grants under the Plan, and options for 987,500 shares were outstanding under the Plan (including 525,000 outstanding options granted to Mr. Goldberg, 212,500 outstanding options including 100,000 outstanding stock appreciation rights granted to Mr. Aranow, 140,000 outstanding options granted to Mr. Groom, and 30,000 outstanding options granted to Mr. Madamba).

     The Plan authorizes an aggregate of 3,000,000 shares of Common Stock to be issued under the Plan (subject to adjustments for stock splits, stock dividends, mergers and certain other circumstances). If any grants under the Plan expire, lapse or terminate unexercised, or if stock awards are forfeited, the shares may again be subject to a grant under the Plan.

     Nature of Plan Amendment. Under the Plan as amended, the maximum number of shares of Common Stock that may be subject to grants made under the Plan to any individual during a one-year period is 350,000 shares. Prior to the Plan amendment, the maximum number of shares of Common Stock that could be subject to grants made during the term of the Plan to any individual was 50% of the aggregate number of shares authorized for issuance under the Plan. The amendment will permit the Company to grant additional awards to Howard Goldberg, the Company's Chief Executive Officer, who currently may not be given awards under the existing Plan terms. No presently outstanding awards were made subject to shareholder approval of the Plan amendment.

     Other Plan Terms. The Plan permits the Committee to grant nonqualified stock options, incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), stock appreciation rights and stock awards to key employees and members of the Board of Directors. The Company's Amended and Restated 1994 Directors Stock Incentive Plan also provides for the automatic grant of options to members of the Compensation Committee and provides that such options shall be in lieu of options granted under the 1993 Plan. Consequently, no options have been granted to members of the Compensation Committee or other non-employee directors under the 1993 Plan since 1994.

     The Committee will establish the terms of options, stock appreciation rights and stock awards (other than automatic grants to members of the Compensation Committee), including vesting and exercise periods. The option price for stock options may be equal to or greater than the fair market value of the Common Stock on the date of grant, and the option period shall not exceed ten years from the date of grant. An optionee may pay the option price in cash or through such other method of payment as the Committee shall approve, such as by delivering shares of previously owned Common Stock or exercise through a broker. Except for transfers pursuant to a domestic relations order under certain circumstances, grants are not transferable except by will or the laws of descent or distribution. Stock appreciation rights may be granted in connection with options and shall provide for payment, upon exercise of the stock appreciation rights, of the difference between the value of the stock on the date of exercise and the option price. Such amount shall be paid in cash or in shares of Common Stock, as determined by the Committee. Stock awards may provide for payment of the purchase price, if any, in cash or in such other form as the Committee may determine.

     In the event of a change in control of the Company, the Committee may take such actions as it deems appropriate, including accelerating the vesting or expiration date of outstanding options. Options held by persons who are likely to have their relationship with the Company terminated (including by constructive termination) as a result of the change of control will become fully vested. The occurrence of any of the following events will be considered a change in control: (i) any person (except Merv Griffin, Edward Fishman, David Fishman, or their affiliates) shall become the beneficial owner of 50% or more of the Company's voting stock; (ii) a merger or other combination in which the persons who were the beneficial owners of the Company's voting stock immediately before the transaction beneficially own, after the transaction, 50% or less of the voting stock of the combined company, (iii) the Company adopts a plan of a liquidation of the Company, (iv) a disposition of all or substantially all of the business of the Company (other than to an entity with respect to which, following such disposition, all of the voting stock is owned beneficially by the persons who were the beneficial owners of the Company's voting stock immediately before such disposition in substantially the same proportion as before the disposition); (v) individuals who are "incumbent directors" cease to constitute a majority of the Board of Directors (the term "incumbent director" means the members of the Board of Directors on the date of adoption of the Plan and any person who becomes a member of the Board of Directors after that date and whose election or nomination was supported by two-thirds of the then incumbent directors), or (vi) a "change in control" as defined in the form of indenture governing any indebtedness of the Company.

     The Board of Directors may amend or terminate the Plan as it deems appropriate, except that the Board may not, without shareholder approval, amend the Plan (i) to increase materially the benefits accruing to participants under the Plan, (ii) to increase materially the aggregate number of shares (or individual grant limit for any person) that may be issued under the Plan (other than by operation of the adjustment provisions in the event of certain corporate transactions), or (iii) materially modify the requirements as to eligibility for participation in the Plan. No options may be granted under the Plan after May 18, 2003.

FEDERAL INCOME TAX TREATMENT

     Under the Code, as currently in effect, a director or employee receiving nonqualified stock options under the Plan will not recognize income when the options are granted. The optionee will recognize ordinary income upon the exercise of a nonqualified stock option to the extent that the fair market value of the shares at the time of exercise exceeds the option price. The Company is generally entitled to a corresponding deduction for federal income tax purposes when an optionee exercises a nonqualified stock option.

     Incentive stock options ("ISOs") may only be granted to employees. An employee will not recognize federal taxable income upon the grant or exercise of an ISO. However, the option "spread" is generally includable for alternative minimum tax purposes in the year in which an ISO is exercised. An employee who disposes of the shares acquired upon exercise of an ISO after two years from the date the ISO was granted and one year from the date such shares were transferred to him or her upon exercise of the ISO will recognize capital gain or loss in the amount of the difference between the amount realized on the sale and the option price. As a general rule, if an employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements (a "disqualifying disposition"), his or her gain recognized on the disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such shares on the date of exercise and the option price. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be capital gain. The tax rate of capital gain depends on the length of time the employee held the shares prior to the disposition. The Company generally will not be entitled to a tax deduction by reason of an ISO, unless a disqualifying disposition occurs.

     An employee generally will not recognize taxable income upon receiving a stock grant, and the Company will not be entitled to a deduction, until the stock is transferable by the employee or no longer subject to a substantial risk of forfeiture. When the stock is either transferable or no longer subject to a substantial risk of forfeiture, the employee will recognize ordinary compensation income in an amount equal to the then fair market value of the shares subject to the stock grant (less any amount paid for such shares), and the Company generally will be entitled to a corresponding tax deduction. An employee may elect to recognize ordinary compensation income in the year the stock is granted, in which case the Company generally will then be entitled to a corresponding deduction.

     An employee will not recognize income upon the grant of a stock appreciation right ("SAR"). Upon the exercise of an SAR, an employee will recognize ordinary compensation income in the amount of the cash and the fair market value of the stock received upon such exercise, and the Company generally is entitled to a corresponding deduction.

     Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated employees in any year. Total remuneration generally includes amounts received upon the exercise of options or SARs and amounts taxable upon the grant or vesting of stock awards. An exception exists for performance-based compensation that meets certain requirements. Options and SARs under the Plan are intended to qualify for treatment as performance-based compensation.

     As of September 15, 1998, the last reported sales price of the Common Stock as reported on the Nasdaq National Market was $4.94.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE COMPANY'S AMENDED AND RESTATED 1993 STOCK INCENTIVE PLAN, AS AMENDED.

                              CERTAIN TRANSACTIONS

     During Fiscal 1998, the Company had no transactions in which any director of the Company or any member of the immediate family of any such director had a material direct or indirect interest reportable under the applicable rules of the SEC.

                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that none of its executive officers and directors failed to comply with Section 16(a) reporting requirements in Fiscal 1998 except for Edward Fishman, who in February, 1998 filed late reports concerning transactions involving sales of 50,000 shares of common stock during November, 1997 and 20,000 shares of common stock during December, 1997.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP was the Company's independent public accountant with respect to the consolidated financial statements of the Company and its subsidiaries during Fiscal 1998. A representative of Ernst & Young LLP is expected to be present at the Meeting and will have the opportunity to make a statement if the representative desires to do so. The representative is also expected to be available to respond to appropriate questions of stockholders.

                             STOCKHOLDER PROPOSALS

     All proposals that any stockholder of the Company desires to present at the Annual Meeting of Stockholders in 1999 and to have included in the next Board of Directors' proxy statement and form of proxy relating to that meeting must be received by the Company no later than June 30, 1999.

                        COST OF SOLICITATION OF PROXIES

     The Company will bear the cost of the solicitation of the Board of Directors' proxies for the Meeting, including the cost of preparing and distributing material, the handling and tabulation of proxies received and charges of brokerage houses and other institutions in forwarding such documents to beneficial owners. In addition to the mailing of proxy material, solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of the Company, or by other persons who may be engaged to perform soliciting activities.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS DEPARTMENT, C/O PLAYERS SERVICES, INC., 1300 ATLANTIC AVENUE, SUITE 800, ATLANTIC CITY, NEW JERSEY 08401.

PROXY

                          PLAYERS INTERNATIONAL, INC.

        1300 ATLANTIC AVENUE, SUITE 800, ATLANTIC CITY, NEW JERSEY 08401

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned stockholder of PLAYERS INTERNATIONAL, INC. (the "Company") hereby appoints HOWARD GOLDBERG, PETER ARANOW and PATRICK MADAMBA, JR., and each of them acting individually, as the attorney and proxy of the undersigned, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of Common Stock of the Company at the Annual Meeting of Stockholders of the Company to be held on November 12, 1998 at 10:00 a.m. at the Riverport Casino Center, 777 Casino Center Drive, Maryland Heights, Missouri, and any adjournment or postponement thereof, upon all subjects that may properly come before the Meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below.

PROPOSAL 1 -- ELECTION OF DIRECTORS:

 / / FOR all nine nominees listed below.

 / / WITHHOLD AUTHORITY to vote for all nine nominees for director listed below.

 / / FOR all nine nominees for director listed below, except WITHHOLD AUTHORITY to vote for the nominee(s) whose name(s) is(are) lined through.

Nominees: Howard A. Goldberg, John Groom, Marshall S. Geller, Lee Seidler, Lawrence Cohen, Earl E. Webb, Charles M. Masson, Vincent J. Naimoli and Alan R. Buggy.

PROPOSAL 2 -- AMENDMENT OF AMENDED AND RESTATED 1993 STOCK INCENTIVE PLAN:

 / / FOR the proposed amendment, as described in the Proxy Statement furnished herewith.

 / / AGAINST the proposed amendment, as described in the Proxy Statement furnished herewith.

 / / ABSTAIN.



   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE AS TO PROPOSAL 1, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES OF THE BOARD OF DIRECTORS IN THE ELECTION OF DIRECTORS. IF NO DIRECTION IS MADE AS TO PROPOSAL 2, THIS PROXY WILL BE VOTED "FOR" THE PROPOSED AMENDMENT OF THE AMENDED AND RESTATED 1993 STOCK INCENTIVE PLAN. THIS PROXY ALSO DELEGATES TO THE PROXIES NAMED ABOVE DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

   THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, THE PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH AND THE ANNUAL REPORT AND HEREBY RATIFIES ALL THAT THE SAID ATTORNEYS AND PROXIES MAY DO BY VIRTUE HEREOF.

                                             Dated: _____________________ , 1998
                                                       (Complete Date)

                                             ___________________________________
                                                  (Stockholder's Signature)

                                             ___________________________________
                                                  (Stockholder's Signature)

                                             NOTE: Please mark, date and sign
                                             this proxy card and return it in
                                             the enclosed envelope. Please sign
                                             as your name appears below. If
                                             shares are registered in more than
                                             one name, all owners should sign.
                                             If signing in a fiduciary or
                                             representative capacity, please
                                             give full title and attach evidence
                                             of authority. Corporations please
                                             sign with full corporate name by a
                                             duly authorized officer and affix
                                             corporate seal.